OCEAN SHORE HOLDING CO. ANNOUNCES PARTIAL REDEMPTION OF TRUST PREFERRED SECURITIES

Ocean City, New Jersey – July 30, 2013 – Ocean Shore Holding Co. (NASDAQ: OSHC) today announced the partial redemption of $5 million principal amount of its 8.67% Capital Securities (the “Capital Securities”) issued by Ocean Shore Capital Trust I (“Capital Trust I”), a wholly-owned subsidiary of the Company. The redemption date for the Capital Securities is August 30, 2013 (the “Redemption Date”).

The redemption price for each of the Capital Securities will equal 102.168% of the $1,000.00 liquidation amount per security, plus all accumulated and unpaid distributions per security to the Redemption Date. All interest accruing on the Capital Securities called for redemption will cease to accrue on and after the Redemption Date.

The Capital Securities are being redeemed, along with a pro rata number of common securities issued by Capital Trust I and held by the Company, as a result of the concurrent redemption of the 8.67% Junior Subordinated Deferrable Interest Debentures held by Capital Trust I, which underlie the Capital Securities. Deutsche Bank Trust Company Americas, as property trustee of Capital Trust I, will notify holders of the Capital Securities called for redemption.

Ocean Shore Holding Co. is the holding company for Ocean City Home Bank, a federal savings bank headquartered in Ocean City, New Jersey. Ocean City Home Bank operates a total of twelve full-service banking offices in eastern New Jersey.

Contacts:

Steven E. Brady, President and CEO

Donald F. Morgenweck, CFO

(609) 399-0012